EXHIBIT 21

SUBSIDIARIES OF ALASKA AIR GROUP, INC.

Name	State of Incorporation
Alaska Airlines, Inc.	Alaska
Horizon Air Industries, Inc.	Washington
AAG Fueling Services, Inc.	Delaware
AAG Leasing, Inc.	Delaware
AAGL-I	Delaware
Air Group Leasing Equity, Inc.	Delaware
Air Group Leasing, Inc.	Delaware